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COLUMBIA BANCORP
420 E Third St. Suite 200
The Dalles, Oregon 97058
Contact: Terry Cochran
President and CEO
541-312-3113 or
tcochran@columbiabancorp.com

FOR IMMEDIATE RELEASE

               COLUMBIA BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

          The Dalles, OR -- April 3, 2001 -- The Board of Directors of Columbia Bancorp (NASDAQ: CBBO) announced that it has authorized a program for the repurchase of shares of Columbia Common Stock.

          The repurchases shall be made on the open market. The authorized repurchases by Columbia of shares of Common Stock shall not exceed 400,000 shares or approximately 5% of the Company's 8,029,422 shares outstanding as of December 31, 2000. The repurchases shall continue to be made from time to time in the year 2001 at Columbia's discretion, given market conditions, subject to the requirements of Securities and Exchange Commission Rule 10b-18.

          Columbia has authorized the repurchase program because it believes that the present market price of its Common Stock does not accurately represent Columbia's underlying value, and that such repurchases would constitute a sound investment use of Columbia's funds. The number, timing and price of the repurchases shall be at Columbia's sole discretion, and the program may be reevaluated periodically depending on market prices and conditions, liquidity needs and other factors. Based on such periodic evaluations, Columbia may at any time suspend, limit, modify or terminate its repurchase program without prior notice.

          For the year 2000, Columbia Bancorp announced record earnings of $5.6 million, or $.70 per diluted share, a 13% increase over the previous year. Cash earnings, after exclusion of goodwill expense, were $6.2 million, or $.77 per diluted share in 2000. Total assets reached $417 million at year end, a 15% increase from December 31, 1999. The Company also announced an increase in the quarterly dividend to $.08 in December, and recently announced the same amount for payment to shareholders on May 1, 2001.

          Columbia Bancorp is the holding company for Columbia River Bank, with 13 branches in Oregon and Washington. The Bank provides mortgage lending through Columbia River Bank Mortgage Group based in Bend, Oregon.

          This Press Release may contain forward-looking statements with respect to the financial condition, results of operations and the business of Columbia and its subsidiaries, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, the local economic climate, the impact of competition on revenues and margins, and other risks and uncertainties as may be detailed from time to time in public announcements. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Press Release, or to reflect the occurrence of unanticipated events.

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